Institutional Advisory Solutions -

Custodial Agreement - General

CUSTODIAL AGREEMENT

For

Copley Fund, Inc.

("Customer")

The Customer wishes to establish a Custodial Account (the "Account") with Bank of America, N.A. (the "Bank") under this Custodial Agreement (the "Agreement"), and the Bank has agreed to perform such services in accordance with the terms and conditions of the Agreement. Schedules A through C are attached hereto and made a part of this Agreement.

TERMS AND CONDITIONS

I. APPOINTMENT AND ACCEPTANCE

The Customer appoints the Bank as custodian, to hold and maintain cash, securities and other property deposited with the Bank in accordance with this agreement and accompanying instructions incorporated herein. This agreement and accompanying instructions set out the Bank's responsibilities with respect to the services to be performed, including: safekeeping and delivery of Account assets; use of automated depositories and book-entry securities movement; collection of ordinary dividends and interest in certain circumstances; cash sweep services; pricing and Account valuation; proxy mailing; presentation of maturities for payment; provision of monthly asset statements and monthly transaction statements; notifications of corporate reorganization and capital changes; trade settlement processing and transaction processing. The Bank will not be responsible for any cash, security or other property that is not delivered to it. The Bank will provide cash management services only if directed to do so by the Customer herein. The Customer will be responsible for cash and other property paid or delivered to any broker or other person at the direction of the Customer.

II. SEGREGATION OF SECURITIES AND OTHER PROPERTY

The Bank will provide the Customer with a separate Account and will segregate on its books and records all securities and other property belonging to the Customer.

III. INVESTMENT ADVICE

The Bank will not provide investment advice and will not act in any fiduciary capacity for the Customer.

IV. CORPORATE ACTIONS

The Bank will be responsible for monitoring reporting services and publications generally accepted by the securities industry and will notify the Customer of all information received by the Bank from these sources pertaining to calls or voluntary capital changes that require special action. The Bank is not responsible for determining whether any securities are subject to calls or other actions prior to delivery.

If the Customer determines that action should be taken with regard to any tender, exchange or similar transaction, it should notify the Bank no later than three business days prior to the expiration of such event.

If the Customer gives instruction on the last permissible day of a period established by an exchange offer, tender offer or proxy solicitation, the Bank will make reasonable efforts to effect the instructions, but the Customer agrees to hold the Bank harmless from any adverse consequences if the Bank is unable to do so. If the securities held in the Account are called for partial redemption by the issuer of the securities, the Bank will allot the called portion to the beneficial holders in a manner that it deems to be fair and equitable.

V. REGISTRATION

The securities held in the Account may be registered in the name of the Bank or any of its nominees.

VI. SETTLEMENT OF TRANSACTIONS

The settlement of all securities transactions will be made upon the instructions of the Customer. The Bank will notify the Customer promptly of any failure to receive or deliver securities. With respect to the purchase of securities, the Bank will debit the Account for the payment of securities and credit the Account with the securities. With respect to the sale of securities, the Bank will credit the Account with the sale price of the securities and debit the Account for the securities. The Bank may reverse any credits if the transactions fail to settle within a reasonable period.

VII. FRACTIONAL INTERESTS

The Bank will sell fractional interests that result from a rights issue, stock dividend or stock split with respect to the securities in the Account. The Bank also reserves the right to liquidate fractional interests or portions of debt securities having a face amount of less than $1,000.

VIII. USE OF AFFILIATES, AGENTS AND DEPOSITORIES

The Bank may use affiliates, agents, correspondents and sub-custodians and is authorized to use the services of regulated clearing agents and securities depositories, both domestic and foreign, to assist in the fulfillment of the Bank's duties as custodian. The Bank may utilize the services of registered broker or securities dealers, including brokers or dealers owning or owned by or under common ownership or control with the Bank. Such broker or dealer (including any affiliated broker or dealer) may receive the usual commission or mark-up earned on such transactions without further or more specific authority from the Customer. In the event that an affiliate broker or dealer is employed, the commission or mark-up received by such broker or dealer will not be greater than that which would be charged to the most favored but unaffiliated customers of such broker or dealer.

IX. FEES AND EXPENSES

Fees payable to the Bank for handling the Account will be computed in accordance with the Bank's Fee Schedule as presently in effect and as amended from time to time. The Customer acknowledges receipt of the Fee Schedule. The Bank will send the Customer a copy of any amendment or superseding Fee Schedule, which will become effective no earlier than ten (10) days after it is mailed to the Customer. Unless otherwise agreed in writing, expenses and fees incurred by the Bank in connection with the Account will be charged to the Account as and when incurred, and the Bank may, without further authority, liquidate assets in the Account to pay fees. Fees charged against the Account shall be charged against ☐principal ☒ income.

X. INSTRUCTIONS

The Bank will act on securities trade instructions (to deliver or receive, present for payment or receive securities against payment), cash management instructions (including instructions to transfer funds from one Account to another by any method other than wire transfer) and corporate action instructions that are transmitted to the Bank either electronically, in writing or by facsimile. The Bank will also act upon instructions made by a financial institution (including investment managers, brokers, etc.) authorized by the Customer to act on its behalf pursuant to Article XIV.

If any securities trade instructions need to be corrected or canceled, the Bank will advise the appropriate broker or dealer of the corrective action to be taken and will not be liable for actions taken or not taken by such broker or dealer. The Bank will not be required to comply with any direction to purchase any securities unless there is sufficient cash in the Customer's Account or with any direction to sell any securities unless such securities are held in the Account at that time in deliverable form.

The Bank will not be liable for acting on any instruction (either written, oral, electronic or facsimile) made by a person who the Bank, in good faith, believes to be so authorized on behalf of the Customer. The Customer acknowledges the inherent risks of reliance upon facsimile, telephone and electronic messages and assumes all responsibility for the use, security and confidentiality of such instructions by the Customer, its employees, agents and third parties. The Customer agrees to indemnify the Bank against any loss, liability or expense (including attorneys' fees and expenses) incurred by the Bank in reliance upon any instructions believed in good faith by the Bank to be authorized by or on behalf of the Customer.

Customers who want to send wire transfer instructions to the Bank must sign a Funds Transfer Agreement. All customer requests for wire transfers are subject to the Bank's funds transfer procedures, which include funds availability requirements, verification procedures, and a requirement that instructions be received prior to 2:45 p.m. ET for same-day processing.

All actions taken by the Bank under this agreement will be for the Customer's Account and at the Customer’s risk. The Bank will not have any liability or responsibility for any action taken or not taken or information given or not given in good faith, or for any loss or reduction in value, or lack of or reduction in income (including but not limited to any adverse tax consequences), resulting from any such action or information. The Bank will not have any liability for failure to comply with any direction given by the Customer or any instruction contained in this agreement if it has: (i) made a good faith effort to comply with such direction or instructions; or (ii) determined in good faith that compliance with such direction would violate any rule of law or result in personal liability to the Bank.

Without limiting the generality of the foregoing, the Bank will not be responsible for any losses or delays caused by unclear, incomplete, contradictory or duplicative instructions.

XI. TERMINATION AND AMENDMENT

The Bank may terminate this agreement upon thirty (30) days notice to the Customer, provided that if the Bank determines, in its absolute discretion, that any activity in the Account is inappropriate for any reason, then the Bank may terminate the Account immediately. The Customer may terminate this agreement upon thirty (30) days notice to the Bank. The fees for the final period will be determined in accordance with the fee schedule in effect at the time of termination. After payment of any charges, the Bank will deliver to the Customer (or to the successor custodian at the written direction of the Customer) all property held in the Account. Fee charges may be changed in accordance with Article IX. Other terms of this agreement may be amended by a writing signed by the Bank and the Customer.

The rights and obligations of the Bank under this agreement will pass automatically to any bank or trust company into or with which the Bank merges, and may be transferred by the Bank to any other bank or trust company owning or owned by or under common ownership or control with the Bank.

XII. VOTING

The Bank will not vote any securities held in the Account of the Customer. Proxies and proxy soliciting materials will be forwarded to (check one) ☒ Customer ☐ Agent. When the securities are held in the name of the Bank or any of its nominees, the proxies will be executed by the registered holder and forwarded to the party selected above for voting,

XIII. SHAREHOLDER COMMUNICATIONS

The Bank will transmit to the Customer any financial reports, stockholder communications and notices received by the Bank from the issuers of the securities held in the Account. In accordance with applicable regulations, the Bank will provide the Customer's name, address and share position to a company issuing securities held by the Customer's Account unless the Customer objects as follows.

Check the following if appropriate:

☐ The Customer objects to the release of its name, address and share position to issuers of the securities held in the Customer's Account.

XIV. DESIGNATION OF AGENT

The Customer appoints the following agent (an investment manager) to make securities trades, to receive Customer statements and transaction advice, and to receive and act upon proxy materials, shareholder communications and corporate action information on the Customer's behalf.

COPLEY FINANCIAL SERVICES CORP.
(Name of Investment Manager)

381 PLEASANT STREET
FALL RIVER, MA 02721
(Address)

The Bank is entitled to rely upon the authority of the agent and the representatives designated by the agent until written revocation of authority is received by the Bank. Notwithstanding the appointment of an investment manager as the Customer's agent, the Bank is also directed to honor all instructions given directly by the Customer.

The Bank ☐ is ☐ is not directed to pay fees billed by the agent designated above; if neither box is checked, the Bank will not pay such fees. The Bank will have no obligation to assess the accuracy or reasonableness of such fees.

XV. COLLECTION AND DISBURSEMENT OF INCOME

The Bank will collect and credit the Account with all income and other distributions due or payable on the securities held. After payment of any charges against it, cash income will be:

☒	Accumulated and added to principal
☐	Accumulated and added to income
☐	Accumulated and added to income with transfer of income balance to principal:
☐	Monthly on __________________________________________________________
(Day of month)

☐	Quarterly on _________________________________________________________
(Dates)

☐	Accumulated and paid to the Customer:

☐	Annually on __________________________________________________________
(Date)

☐	Semi-annually on _________________ and _________________________________
(Date) (Date)

☐	Quarterly on _________________________________________________________
(Dates)

☐	Monthly on __________________________________________________________
(Date)

              Amount of payment: __________________________________

Such payments will be sent to the Customer at:	COPLEY FUND, INC. c/o COPLEY FINANCIAL SERVICES CORP.
381 PLEASANT STREET
FALL RIVER, MA 02721
(Address)

Payments to the Customer will be net of any back-up withholding or similar taxes or penalties. The Bank will not be obligated, except for claims made in the ordinary course, to take any action, including legal action, to secure payment of any distributions on the Customer's behalf.

XVI. STATEMENTS

The Bank will furnish statements to the Customer:

☒	Monthly: _________________________________________________________

☐	Quarterly:_________________________________________________________
(Specify months)

The Bank will send statements reflecting the date of execution; identity, price and number of shares or units (or principal amount in the case of debt securities) of securities purchased or sold; the fees received or to be received from the Customer by any broker/ dealer in connection with transactions; fees to be received by the Bank; and the name of the broker-dealer used. Upon specific request of the Customer, the Bank will furnish, without additional charge, written notification of securities transactions as early as five (5) days from the date of the transaction, or, if a broker-dealer is used, within five (5) business days from receipt by the Bank of the broker-dealer's confirmation.

Statements will be mailed to the Customer (and/or authorized representatives) at the following address(es):

(Address)	(Address)

XVII. CASH AWAITING INVESTMENT AND DISTRIBUTION (CASH SWEEP)

At the Customer's direction, the Bank will use any available cash awaiting investment or distribution in the Customer's Account to purchase interest bearing Accounts, certificates of deposit, commercial paper, treasury bills, master notes, repurchase agreements, money market instruments, including, without limitation, certificates of deposit and interest bearing Accounts of the Bank or a Bank affiliate and shares of money market and other mutual funds for which the Bank or a Bank affiliate receives management, administrative or advisory compensation, or for which the Bank or a Bank affiliate receives compensation, at a percentage of net assets in recognition of shareholder servicing functions.

Funds Awaiting Investment or Distribution

Cash in the Account awaiting distribution or further investment will be placed in the short-term investment medium designated below (check one):

☒	Money market deposit account maintained by the Bank or its affiliate
☐	BofA Money Market Reserves
☐	BofA Government Plus Reserves
☐	BofA Tax-Exempt Reserves
☐	BofA Government Reserves
☐	ADD APPROPRIATE FUNDS

XVIII. CHOICE OF LAW

This Agreement will be construed in accordance with the law of the state where the Account is principally administered, as designated by the Bank.

XIX. REPRESENTATION

The person executing this agreement certifies that he or she is authorized to enter into this agreement and that a certified copy of the authorizing resolution or by-law (or other appropriate certifications) and a list of the names and titles of all persons authorized to give instructions and approvals regarding this Account, along with specimen signatures, will be supplied to the Bank immediately. The authority of such persons will continue until written notice is received by the Bank of the revocation of such persons' authority.

XX. PLEDGE OF ASSETS AND WAIVER OF CONFLICTS

The Customer retains the right to pledge some or all of the Account as collateral for loans to the Customer or other parties.

The lender may be the Bank or a Bank affiliate and the Customer waives all conflicts of interest that may arise from such loans. The Customer hereby directs the Bank to follow any order of the lender directing sale or transfer of all or part of the Account, and remitting the proceeds to the lender, without further consent from or notice to the Customer. The Customer agrees to hold the Bank harmless against any and all claims, liabilities and expenses incurred by reason of compliance with such orders from the lender. The Customer understands that if the lender is the Bank or a Bank affiliate, the Bank may take action to protect its interests as lender, which could be contrary to the Customer's interests and investment objectives.

XXI. RESOLVING DISPUTES OR CONTROVERSIES

If the Customer or the Bank request, any controversy or claim ("Controversy") concerning this Agreement or the Account, including any claim based on or arising from an alleged tort, will be determined by arbitration, reference or trial by a judge as provided below. A Controversy that involves a dispute less than $1 Million (exclusive of punitive damages) will be determined by arbitration as described below. Any other Controversy will be determined by judicial reference of the Controversy to a referee, or by trial by a judge without a jury, as described below. The arbitration, judicial reference or trial by a judge will take place on an individual basis without resort to any form of class action.

WHETHER THE CONTROVERSY IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE CUSTOMER AGREES AND UNDERSTANDS: (I) THAT THE CUSTOMER AND THE BANK ARE GIVING UP THE RIGHT TO TRIAL BY JURY, AND THERE WILL BE NO JURY AND (II) THAT THIS SECTION PRECLUDES THE CUSTOMER AND THE BANK FROM HAVING THE RIGHT TO PARTICIPATE OR BE REPRESENTED IN ANY FORM OF CLASS ACTION OR ANY OTHER LITIGATION FILED IN COURT BY OTHERS.

1.	Since this Agreement touches and concerns interstate commerce, arbitration under this Agreement will be conducted in accordance with the United States Arbitration Act (Title 9, United States Code), notwithstanding any choice of law provision in this Agreement. Arbitration, including selection of an arbitrator, will be conducted in accordance with the then-current rules for arbitration of financial disputes of J.A.M.S. ("JAMS"). The Customer may call JAMS at the telephone number in his local directory or at 1.800.352.5267 to obtain rules and forms to initiate arbitration or visit their web site at www.jamsadr.com for more information. If JAMS is unable or unwilling to serve as the provider of arbitration, Bank may substitute another national arbitration organization with similar procedures. The arbitrator(s) will follow the law and will give effect to statutes of limitation in determining any claim. Any Controversy concerning whether an issue is arbitral will be determined by the arbitrator(s). The award of the arbitrator(s) will be in writing and include a statement of reasons for the award. The award will be final. Judgment upon the award may be entered in any court having jurisdiction, and no challenge to entry of judgment upon the award will be entertained except as provided by section 10 of the United States Arbitration Act or upon a finding of manifest injustice.

2.	If the Customer or the Bank request, any Controversy concerning the Customer's Account relationship with the Bank that is not submitted to arbitration as provided above will be determined by reference to a referee appointed by the court who, sitting alone without a jury, will decide all questions of law and fact. The referee will be an active attorney or retired judge. If the court where the Controversy is venued lacks the power to appoint a referee, the Controversy instead will be decided by a judge without a jury.

3.	Either the Customer or the Bank may obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or reference. Neither the obtaining nor the exercise of any such remedy will waive arbitration or reference as provided above.

Any arbitration, lawsuit or other proceeding regarding the Customer's Account must be brought in the state whose law governs or controls the Account, as described below and the Customer submits to that state.

FOR SIGNATURE BY A LEGAL ENTITY:

Customer: COPLEY FUND, INC.	Custodian: BANK OF AMERICA, N.A.
(Account Name)

By: ____________________________________________________	By: ________________________________________________________
(Its duly authorized Agent)	(Its duly authorized Agent)

Print Name: IRVING LEVINE	Print Name: __________________________________________________

Title: PRESIDENT	Title: _______________________________________________________

Date: ________________________________________________________	Date: _______________________________________________________

Customer’s fiscal year-end: FEBRUARY 28

Customer’s tax identification number: _______________________________________________________________________________________________________________________

Customer: ______________________________________________	Custodian: ____________________________________________________
(Account Name)	Bank of America, N.A.

______________________________________________________	By: __________________________________________________________
(Customer’s Signature)	(Its duly authorized Agent)

Print Name:	Print Name: ____________________________________________________

Title: _________________________________________________________

Date: __________________________________________________	Accepted: _____________________________________________________

Customer’s Social Security Number: _____________________________________________________________

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